Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Announces First Quarter 2008 Financial Results

LITTLETON, MA—(MARKET WIRE)—May 7th 2008 — Dover Saddlery, Inc. (NasdaqGM:DOVR — News), the leading multi-channel retailer of equestrian products, today reported financial results for the first quarter ended March 31, 2008.

Retail store revenues increased 12.8% to $4.2 million compared to the same period in 2007. Same stores sales decreased 0.9% and total revenues decreased 4.9% to $17.7 million, from $18.6 million in the prior year. Net loss decreased 61% or $556,000 to $359,000, compared to a net loss of $915,000 in the first quarter of 2007.

This improvement in profitability was primarily attributable to a decrease in litigation settlement expense. The remaining decrease was attributable to reduced selling, general and administration expenses, partially offset by reduced revenues due to soft consumer demand. The resulting loss per share, improved to $(0.07) per share from $(0.18) in the first quarter of 2007.

“Sales in the first quarter of 2008 were lower than expected, however , we are pleased with the performance of our retail stores, particularly in light of the general retailing environment,” said Stephen L. Day, president and CEO of Dover Saddlery. “I am also pleased to report that we successfully reduced selling, general and administration expenses in the first quarter, and will continue to focus on profitability in the present difficult retail market.”

Business Outlook 2008

Dover Saddlery also announced today its updated business outlook for the current year. The company expects revenues in 2008 will range from $87 million to $92 million. Increased revenues are expected to come mainly from the retail channel. The company is currently reviewing its plan to open four to six new retail stores in 2008 with careful consideration to the present retailing environment. Two new locations have previously been announced, namely in Branchburg, New Jersey and Alpharetta, Georgia, both areas of high equestrian activity.

Conference Call and Webcast

Dover Saddlery will hold a conference call and webcast on Thursday May 8th at 8:00 a.m. ET to discuss its first quarter results. To access the webcast via the Internet, please go to http://investor.shareholder.com/DOVR/events.cfm and click on the webcast icon. A telephone replay will be available from 8:00 p.m ET May 8, until midnight Thursday, May 15 by dialing 719-457-0820, passcode 9178543.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (NASDAQ: DOVR), is the largest direct marketer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the company’s business outlook for fiscal 2008, the prospects for overall revenue growth and the opening of and revenue growth from new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands, except share data, un-audited)

	Three Months Ended
	March 31,	March 31,
	2008	2007

Revenues, net- direct	13,497	14,874
Revenues, net – retail stores	4,158	3,685

Revenues, net — total	$17,655	$18,559
Cost of revenues	11,299	11,872

Gross profit	6,356	6,687
Selling, general and administrative expenses	6,587	7,124
Litigation settlement expense	—	700

Loss from operations	(231)	(1,137)
Interest expense, financing and other related costs, net	333	315

Loss before income tax benefit	(564)	(1,452)
Benefit for income taxes	(205)	(537)

Net loss	$(359)	$(915)

Net loss per share
Basic	$(0.07)	$(0.18)

Diluted	$(0.07)	$(0.18)

Number of shares used in per share calculations
Basic	5,105,000	5,074,000
Diluted	5,105,000	5,074,000

Other Operating Data:

Number of retail stores(1)	10	8
Capital expenditures	230	418
Gross profit margin	36.0%	36.0%

(1)	Includes nine Dover-branded stores and one Smith Brothers store; the March 31, 2008 store count includes the Charlottesville, VA Dover-branded store opened in Q2 2007, and the Dallas, TX Dover-branded store opened in Q3 2007.

DOVER SADDLERY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	March 31,	Dec. 31,
	2008	2007
	(un-audited)
ASSETS
Current assets:
Cash and cash equivalents	$323	$309
Accounts receivable	633	1,169
Inventory	17,591	16,769
Prepaid catalog costs	2,013	1,427
Prepaid expenses and other current assets	1,561	952
Deferred income taxes	—	72

Total current assets	22,121	20,698

Net property and equipment	3,207	3,153

Other assets:
Goodwill	14,267	14,267
Deferred income taxes	499	472
Intangibles and other assets, net	721	741
Total other assets	15,487	15,480

Total assets	$40,815	$39,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligation and un-presented checks	$1,486	$618
Accounts payable	4,033	3,314
Accrued expenses and other current liabilities	2,766	3,713
Income taxes payable	—	568
Deferred income taxes	14	—

Total current liabilities	8,299	8,213

Long-term liabilities:
Revolving line of credit	8,000	6,300
Subordinated notes payable, net	4,777	4,738
Capital lease obligation, net of current portion	130	150

Total long-term liabilities	12,907	11,188
Stockholders’ equity:
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; issued 5,105,318 as of March 31, 2008 and December 31, 2007	1	1
Additional paid in capital	44,300	44,262
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Accumulated deficit	(18,610)	(18,251)

Total stockholders’ equity	19,609	19,930

Total liabilities and stockholders’ equity	$40,815	$39,331